Exhibit 99.1

Gardiner Healthcare Acquisitions Corp. Announces the Separate Trading of its shares of Common Stock and Warrants, Commencing January 13, 2022

Shaker Heights, OH, January 12, 2022 – Gardiner Healthcare Acquisitions Corp. (the “Company”) (NASDAQ:GDNRU) announced today that, commencing January 13, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s shares of common stock and warrants included in the units. The shares of common stock and the warrants that are separated will trade on the NASDAQ Global Market (“NASDAQ”) under the ticker symbols “GDNR” and “GDNRW,” respectively. Those units not separated will continue to trade on NASDAQ under the symbol “GDNRU.” Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, to separate the units into shares of common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Chardan acted as sole book-running manager for the offering. B. Riley Securities, Inc. acted as qualified independent underwriter in the offering.

The registration statement relating to the securities of the Company was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 21, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Gardiner Healthcare Acquisitions Corp.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The Company is led by Chairman and Chief Executive Officer Marc F. Pelletier, PhD; Chief Financial Officer David P. Jenkins; and Executive Vice President, Director, and Chief Development Officer Paul R. McGuirk, PhD.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that an initial business combination will be completed. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Marc F. Pelletier, PhD

Gardiner Healthcare Acquisitions Corp.

Email: ir@gardinerhealthcare.com